Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated March 17, 2008, with respect to the consolidated balance sheets of ING Bank N.V. as of December 31, 2007, and the related consolidated profit and loss accounts, consolidated statements of cash flow and consolidated statements of changes in equity for each of the years in the two-year period ended December 31, 2007, which report appears in the October 23, 2009 Form 6-K of ING Groep N.V. and is incorporated herein by reference, and to the reference to our firm under the heading “Experts” in this Registration Statement filed on Post-effective Amendment No. 1 to Form F-3.
Amsterdam, The Netherlands
October 23, 2009
/s/ KPMG Accountants N.V.
Ref.: M.A. Hogeboom RA